UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

DATE OF REPORT (Date of earliest event reported) October 20, 2008

TELLABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-9692	36-3831568
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

One Tellabs Center, 1415 W. Diehl Road, Naperville, Illinois	60563
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 798-8800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 2.02	Results of Operations and Financial Condition.

On October 21, 2008, Tellabs, Inc. reported its results of operations for its fiscal third quarter ended September 26, 2008. A copy of the press release issued by Tellabs, Inc. concerning the foregoing results is furnished herewith as Exhibit 99.1.

The information contained in this Item 2.02 and related information in the accompanying Exhibit 99.1 shall not be incorporated by reference into any filing of Tellabs, Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this Item 2.02, including related information in Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP statements of income in the press release attached as Exhibit 99.1 as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. The non-GAAP statements of income eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. The Company’s management believes that this presentation enables investors to better evaluate the current operational and financial performance of the Company’s business and facilitate comparisons to historical results of operations. The Company’s management uses these measures for reviewing its financial results and for business planning and performance. The Company’s management discloses this information publicly along with a reconciliation of its comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in Tellabs, Inc.’s statements of income, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

Item 2.05	Costs Associated with Exit or Disposal Activities

On October 20, 2008, management initiated a new restructuring plan that resizes Tellabs business to reflect market conditions. Restructuring actions include reducing future investment in access products and freeing up resources to focus on data and transport products. Restructuring actions under this plan are expected to be completed by the third quarter of 2009. We expect to record pretax charges in the fourth quarter of 2008 through the third quarter of 2009 in the range of $24 million to $29 million of which approximately $11 million will be for workforce reductions of approximately 280 employees and $13 million to $18 million will be for facility and asset related charges. Estimated cash payments under this plan are expected to be in the range of $16 million to $19 million beginning in the fourth quarter of 2008 and will continue for net lease obligations that expire in 2015. We anticipate a fourth quarter 2008 charge in the range of $23 million to $27 million.

The forward-looking statements contained in this Form 8-K relating to expected restructuring actions, including the Company’s estimated pretax charges and cash payments, are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s current expectations and are subject to change.

Item 2.06	Material Impairments

On October 20, 2008, the Board of Directors, upon recommendation of management, determined that a charge for impairment was required during the third quarter of 2008. In accordance with the provisions of SFAS 142, Goodwill and Other Intangible Assets, we review goodwill annually for impairment, unless potential interim indicators exist that could result in impairment. As previously disclosed in connection with our second quarter 2008 results, we conducted an interim review of our goodwill for possible impairment. As more fully disclosed in the first paragraph under “Goodwill and Intangible Assets” in the attached press release, which is incorporated herein by reference, we recorded a goodwill impairment charge in the third quarter of 2008 of $988.3 million, of which $594.2 million related to the Broadband segment and $394.1 million related to the Transport segment, completely eliminating their goodwill balances.

On October 20, 2008, management determined that an impairment charge was required for the third quarter of 2008 for intangible assets related to developed technology. In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, intangible assets are reviewed for impairment when events or circumstances indicate that its carrying amount may not be recoverable. Based on recent business conditions, a review of intangible assets was completed for the third quarter of 2008. Based on this review, we recorded an impairment of $0.6 million for impaired developed technology related to the Tellabs® 1100 access platform due to reduced demand.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Tellabs, Inc., dated October 21, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TELLABS, INC.
(Registrant)

/s/ Thomas P. Minichiello
Thomas P. Minichiello
Vice President of Finance and Chief Accounting Officer (Principal Accounting Officer and duly authorized officer)

October 21, 2008

(Date)

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Tellabs, Inc., dated October 21, 2008.